Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

June 12, 2014 and Prospectus dated May 22, 2013)

Filed pursuant to Rule 433

Registration Number 333-188772

AIRGAS, INC.

FINAL TERM SHEET

June 12, 2014

3.650% Senior Notes due 2024

Issuer:	Airgas, Inc.
Title:	3.650% Senior Notes due 2024
Principal Amount:	$300,000,000
Denominations:	$2,000 x $1,000
Maturity Date:	July 15, 2024
Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2015
Coupon (Interest Rate):	3.650%
Price to Public:	99.805%
Benchmark Treasury:	2.500% due May 15, 2024
Benchmark Treasury Price and Yield:	99-06 and 2.593%
Spread to Benchmark Treasury:	T +108 bps
Yield to Maturity:	3.673%
Redemption Provisions:
Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 20 bps) at any time before 3 months prior to maturity
Par call	At any time on or after 3 months prior to maturity
CUSIP / ISIN:	009363 AQ5 / US009363AQ51
Legal Format:	SEC Registered
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Trade Date:	June 12, 2014
Settlement Date:	June 17, 2014 (T+3)
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Lead Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Credit Agricole Securities (USA) Inc. SMBC Nikko Securities America, Inc.
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. HSBC Securities (USA) Inc. PNC Capital Markets LLC RBS Securities Inc. Santander Investment Securities Inc.

*	Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Goldman,

Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling or emailing Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or cmClientsupport@wellsfargo.com.